Exhibit 10.4

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made and entered into as of July 31, 2023 (the “Date of Grant”), by and between VerifyMe, Inc. (the “Company”) and Margaret Gezerlis (the “Participant”). Capitalized terms not defined in this Award Agreement shall have the respective meanings given such terms by the VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”).

1.       Award. The Company hereby grants to the Participant an Award (the “Award”)

of 42,612 Restricted Stock Units (the “RSUs”) subject to the provisions of the Plan and to the terms and conditions of this Award Agreement.

2.       Vesting and Payment. Subject to the provisions of the Plan and this Award Agreement, the RSUs shall vest (each, a “Vesting Date”) as follows:

(a)       50% of the RSUs (“Tranche 1”) will vest on July 31, 2026 if the closing price of the Common Stock during such period was at or above $2.75 for 20 consecutive trading days.

(b)       50% of the RSUs (“Tranche 2”) will vest on July 31, 2026 if the closing price of the Common Stock during such period was at or above $3.75 for 20 consecutive trading days.

(c)       In the event of a Change in Control, any unvested portion of Tranche 1 and Tranche 2 will immediately vest, regardless of whether the applicable closing price condition has been satisfied.

Each vested RSU represents the right to receive one share of Common Stock, which, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 4 below, if any, will be issued to the Participant as soon as practicable following the applicable Vesting Date (including a Vesting Date as a result of a Change in Control), but no later than 60 days thereafter.

For the avoidance of doubt, the vesting of the RSUs is not contingent on the Participant’s continued employment or service to the Company.

3.       Stockholder Rights. The Participant shall not be entitled, prior to the conversion of the RSUs into the right to receive shares of Common Stock and the issuance of such shares to the Participant, to any rights as a stockholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.

4.       Withholding of Taxes. The Company and its Affiliates shall have the right to deduct shares of Common Stock that would otherwise be distributed pursuant to this Award Agreement from any payment made under this Award Agreement in satisfaction of the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. Shares of Common Stock tendered as payment of required tax withholding shall be valued at the fair market value of the Company’s Common Stock on the date such tax withholding obligation arises. It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon payment of the Award, that the Participant pay to the Company or an Affiliate, upon its demand, such amount as may be requested by the Company or the Affiliate for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof.

5.       Miscellaneous.

(a)       Compliance with Laws. If the Company, in its sole discretion, determines that the listing upon any securities exchange or registration or qualification under any federal, state or local law or any foreign law of any shares to be issued pursuant to an Award is necessary or desirable, issuance of such shares shall not be made until such listing, registration or qualification shall have been completed.

(b)       Incorporation of Plan. The RSUs are subject to the Plan and any interpretations by the Committee under the Plan, which are hereby incorporated into this Award Agreement by reference and made a part hereof. By the execution of this Award Agreement, the Participant acknowledges that the Plan document and the Plan prospectus, as in effect on the date of this Agreement, have been made available to the Participant for review. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

(c)       Administration, Interpretation, Etc. Any action taken or decision made by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Award Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant. By receipt of the RSUs or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan or this Award Agreement by the Company, the Board or the Committee.

(d)       Entire Agreement. This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and constitutes the only agreement between the parties hereto with respect to the matters contained herein. This Award Agreement replaces the Restricted Stock Unit Award Agreement dated February 16, 2022, which is hereby cancelled, null and void.

(e)       Notices. Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

(f)       Choice of Law. This Award Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed by the substantive laws, but not the choice of law rules, of the State of Nevada without regard to choice of law considerations.

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6.       Section 409A. The RSUs are intended to qualify for an exception from Section 409A and this Award Agreement shall be interpreted and administered consistent with such intention. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

7.       Counterparts; Participant Acknowledgement. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. By the execution of this Award Agreement, the Participant signifies that the Participant has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement as of the Date of Grant set forth above.

VERIFYME, INC.

By:	/s/ Adam Stedham
Name Adam Stedham
Title: CEO

Participant

/s/ Margaret Gezerlis
Margaret Gezerlis

Address of the Participant:

Email address:

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